EXHIBIT 99.1

Press Release Dated November 5, 2015

Geron Corporation Reports Third Quarter 2015 Financial Results

MENLO PARK, Calif., November 5, 2015 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the third quarter ended September 30, 2015.

For the third quarter of 2015, the company reported net income of $27.2 million, or $0.17 per share, compared to a net loss of $9.5 million, or $(0.06) per share, for the comparable 2014 period. Net income for the first nine months of 2015 was $8.5 million, or $0.05 per share, compared to a net loss of $26.7 million, or $(0.18) per share, for the comparable 2014 period. The company ended the third quarter of 2015 with $151.8 million in cash and investments.

Revenues for the third quarter of 2015 were $35.4 million compared to $160,000 for the comparable 2014 period. Revenues for the first nine months of 2015 were $36.2 million compared to $975,000 for the comparable 2014 period. Revenues for the three and nine month periods ending September 30, 2015 included the full recognition of the $35.0 million upfront payment from Janssen Biotech, Inc. (Janssen) as collaboration revenue upon the company’s transfer of the imetelstat license rights and completion of technology transfer-related activities outlined under the imetelstat collaboration agreement with Janssen. The upfront cash payment was received in December 2014 and recorded as deferred revenue at that time.

Total operating expenses for the third quarter of 2015 were $8.3 million compared to $10.1 million for the comparable 2014 period. Research and development expenses for the third quarter of 2015 were $4.1 million compared to $6.0 million for the comparable 2014 period. General and administrative expenses for the third quarter of 2015 were $4.3 million compared to $4.1 million for the comparable 2014 period.

Total operating expenses for the first nine months of 2015 were $28.1 million compared to $28.3 million for the comparable 2014 period. Research and development expenses for the first nine months of 2015 were $13.8 million compared to $16.4 million for the comparable 2014 period. General and administrative expenses for the first nine months of 2015 were $12.9 million compared to $11.9 million for the comparable 2014 period. Year-to-date operating expenses for 2015 also included restructuring charges of $1.3 million in connection with the company’s organizational resizing announced in March 2015.

The decrease in research and development expenses for the three and nine month periods ending September 30, 2015, compared to the same periods in 2014, was primarily the net result of lower costs for the manufacturing of imetelstat and reduced personnel-related costs resulting from the organizational resizing, partially offset by increased costs for the development of imetelstat for hematologic myeloid malignancies in collaboration with Janssen. The company expects research and development expenses to increase during the remainder of the year as the development of imetelstat continues in collaboration with Janssen. The increase in general and administrative expenses for the three and nine month periods ending September 30, 2015, compared to the same periods in 2014, was primarily the result of higher non-cash stock-based compensation expense and increased legal costs associated with the company’s patent portfolio.

Interest and other income for the third quarter of 2015 amounted to $187,000 compared to $91,000 for the comparable 2014 period. Interest and other income for the first nine months of 2015 was $481,000 compared to $273,000 for the comparable 2014 period. The increase in interest and other income for the three and nine month periods ending September 30, 2015, compared to the same periods in 2014, primarily reflects higher yields on the company’s investment portfolio. The company has not incurred any impairment charges on its investment portfolio.

Recent Company Events

●	Two papers were published in the September 3, 2015 issue of The New England Journal of Medicine (NEJM) with results from two clinical studies in which imetelstat was shown to have disease-modifying activity thought to be associated with the selective inhibition of the malignant progenitor cell clones responsible for the underlying disease in two hematologic myeloid malignancies, essential thrombocythemia (ET) and myelofibrosis (MF). The papers are available online at www.NEJM.org.

●	In September 2015, the first patient was dosed in the IMbark™ study, a Phase 2 clinical trial to evaluate the activity of two dose levels of imetelstat in patients with DIPSS intermediate-2 or high-risk myelofibrosis who have relapsed after or are refractory to a JAK inhibitor. Multiple medical centers across North America, Europe and Asia are planned to participate in this clinical trial. For more information about the IMbark™ study being conducted by Janssen, please visit http://clinicaltrials.gov/ct2/show/NCT02426086.

●	Three abstracts describing clinical and non-clinical data on imetelstat were accepted for presentation at the 57th American Society of Hematology (ASH) Annual Meeting and Exposition to be held in Orlando, Florida from December 5-8, 2015. The abstracts were published on November 5, 2015 on the ASH website at www.hematology.org.

Conference Call

At 4:30 p.m. EST on November 5, 2015, Geron’s management will host a conference call to discuss the company’s third quarter financial results and recent events.

Participants can access the conference call live via telephone by dialing 888-288-0246 (U.S.); 440-996-5682 (international). The passcode is 69664109. A live audio-only webcast is also available at http://edge.media-server.com/m/p/8h3xqwwa/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through December 5, 2015.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) Geron’s potential receipt of development, regulatory and sales milestones, as well as royalties on potential future sales of imetelstat commercialized under the collaboration agreement with Janssen; (ii) timing of planned and potential clinical trials of imetelstat to be conducted under the collaboration agreement with Janssen, including the Phase 2 study in myelofibrosis and the Phase 2 study in myelodysplastic syndromes, and other potential activities under the collaboration agreement with Janssen; (iii) the safety and efficacy of imetelstat; (iv) Geron’s desire to diversify its product portfolio; (v) financial projections and expectations; (vi) intellectual property protection; and (vii) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties,include, without limitation, risks and uncertainties related to: (i) the uncertain, time-consuming and expensive product development and regulatory process, including whether Geron and Janssen will succeed in overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges in the development and commercialization of imetelstat; (ii) the fact that Geron may not receive any milestone, royalty or other payments from Janssen because Janssen may terminate the collaboration agreement for any reason; (iii) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; (iv) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (v) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit-risk profile of imetelstat to become unacceptable; (vi) whether imetelstat can be applied to any or to multiple hematologic malignancies; (vii) unanticipated expenses or charges resulting from the organizational resizing; (viii) whether Geron will obtain additional products or engage in any strategic transaction; and (ix) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2015. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2015	2014	2015	2014
Revenues:
Collaboration revenue	$35,000	$—	$35,000	$—
License fees and royalties	363	160	1,151	975
Total revenues	35,363	160	36,151	975

Operating expenses:
Research and development	4,050	5,994	13,849	16,356
Restructuring charges	(41)	—	1,306	—
General and administrative	4,334	4,073	12,911	11,920
Total operating expenses	8,343	10,067	28,066	28,276
Income (loss) from operations	27,020	(9,907)	8,085	(27,301)

Unrealized gain on derivatives	—	289	16	366
Interest and other income	187	91	481	273
Interest and other expense	(22)	(22)	(68)	(61)
Net income (loss)	$27,185	$(9,549)	$8,514	$(26,723)

Net income (loss) per share:
Basic	$0.17	$(0.06)	$0.05	$(0.18)
Diluted	$0.17	$(0.06)	$0.05	$(0.18)

Shares used in computing net income (loss) per share:
Basic	158,151,747	156,843,989	157,922,075	152,338,668
Diluted	162,669,681	156,843,989	162,448,893	152,338,668

GERON CORPORATION
CONDENSED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2015	2014
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$17,089	$43,062
Current marketable securities	102,857	108,645
Other current assets	2,069	1,699
Total current assets	122,015	153,406

Noncurrent marketable securities	31,821	18,932
Property and equipment, net	183	173
	$154,019	$172,511

Current liabilities (Note 2)	$6,125	$41,799
Stockholders’ equity	147,894	130,712
	$154,019	$172,511

Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Note 2:

Current liabilities balance as of December 31, 2014 includes $35 million in deferred revenue resulting from the upfront cash payment received under the collaboration with Janssen in December 2014. The company fully recognized the $35 million upfront payment as collaboration revenue upon the company’s transfer of the imetelstat license rights and completion of technology transfer-related activities in the third quarter of 2015.

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